Exhibit 99.2

VASCO Conference Call Cronto Acquisition—Dial-In Information

OAKBROOK TERRACE, Illinois and ZURICH, Switzerland – May 20, 2013 – VASCO Data Security International Inc. (Nasdaq: VDSI; www.vasco.com), a leading software security company specializing in strong authentication products, announced today that it will discuss its recent acquisition of Cronto Ltd. on May 21, 2013.

On May 21, at 10.00 am EDT/16:00 CET, VASCO will hold a conference call, which will be streamed on the VASCO website (www.vasco.com).

The dial-in telephone numbers for the conference call are:

Dial in – US Participants 866-756-0155

Dial in International participants: +1 706-679-9005

Mr. T. Kendall Hunt, Chairman and CEO, Mr. Jan Valcke, President and COO and Mr. Cliff Bown, Executive Vice President and CFO of VASCO, will be available to answer analyst, investor and media questions.

About VASCO:

VASCO is a leading supplier of strong authentication and e-signature solutions and services specializing in Internet Security applications and transactions. VASCO has positioned itself as global software company for Internet Security serving a customer base of approximately 10,000 companies in more than 100 countries, including approximately 1,700 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements:

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. These forward-looking statements (1) are identified by use of terms and phrases such as “expect”, “believe”, “will”, “anticipate”, “emerging”, “intend”, “plan”, “could”, “may”, “estimate”, “should”, “objective”, “goal”, “possible”, “potential”, “projected” and similar words and expressions, but such words and phrases are not the exclusive means of identifying them, and (2) are subject to risks and uncertainties and represent our present expectations or beliefs concerning future events. VASCO cautions that the forward-looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated above include risks, uncertainties and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2012 and include, but are not limited to, (a) risks of general market conditions, including currency fluctuations and the uncertainties resulting from turmoil in world economic and financial markets, (b) risks inherent to the computer and network security industry, including rapidly changing technology, evolving industry standards, increasingly sophisticated hacking attempts, increasing numbers of patent infringement claims, changes in customer requirements, price competitive bidding, and changing government regulations, and (c) risks specific to VASCO, including, demand for our products and services, competition from more established firms and others, pressures on price levels and our historical dependence on relatively few products, certain suppliers and certain key customers. Thus, the results that we actually achieve may differ materially from any anticipated results included in, or implied by these statements. Except for our ongoing obligations to disclose material information as required by the U.S. federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

This document may contain trademarks of VASCO Data Security International, Inc. and its subsidiaries, including VASCO, the VASCO “V” design, DIGIPASS, VACMAN, aXsGUARD and IDENTIKEY

For more information contact:

Jochem Binst, +32 2 609 97 00, jbinst@vasco.com